United States securities and exchange commission logo





                 April 20, 2022

       Joseph Nolan, Jr.
       President and Chief Executive Officer
       Eversource Energy
       300 Cadwell Drive
       Springfield, MA 01104

                                                        Re: Eversource Energy
                                                            Registration
Statement on Form S-4
                                                            Filed April 13,
2022
                                                            File No. 333-264281

       Dear Mr. Nolan:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Arthur Tornabene-Zalas at (202) 551-3162 or Irene Barberena-Meissner,
       Staff Attorney, at (202) 551-6548 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Energy & Transportation
       cc:                                              Marko Zatylny, Esq.